UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 18, 2014

AMN HEALTHCARE SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16753	06-1500476
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12400 High Bluff Drive; Suite 100

San Diego, California 92130

(Address of principal executive offices)

Registrant’s telephone number, including area code: (866) 871-8519

NOT APPLICABLE

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 18, 2014, AMN Healthcare Services, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) by and among (1) the Company, as a guarantor, (2) AMN Healthcare, Inc., as borrower (the “Borrower”), (3) certain subsidiaries of the Borrower, as guarantors, (4) the several lenders from time to time party thereto, as lenders (the “Lenders”), and (5) SunTrust Bank, as administrative agent for the Lenders (the “Administrative Agent”), to provide for two credit facilities (the “Credit Facilities”), including (A) a $225 million secured revolving credit facility (the “Revolver”) that includes a $40 million sublimit for the issuance of standby letters of credit and a $20 million sublimit for swingline loans and (B) a $150 million secured term loan credit facility (the “Term Loan”). In addition, the Credit Agreement provides that the Borrower may from time to time obtain an increase in the Revolver or the Term Loan or both in an aggregate principal amount not to exceed $125 million subject to, among other conditions, the arrangement of additional commitments with financial institutions reasonably acceptable to the Borrower and the Administrative Agent. The Company and each domestic subsidiary of the Borrower (together with the Company, collectively, the “Guarantors”) have guaranteed the obligations of the Borrower under the Credit Agreement. The obligations of the Borrower and the Guarantors under the Credit Agreement and the Credit Facilities are secured by substantially all of their assets.

The proceeds from the initial drawdown under the Credit Facilities included (1) a drawdown of the entire $150 million under the Term Loan and (2) a drawdown of approximately $19.5 million under the Revolver. The Borrower used the proceeds to repay in full all outstanding indebtedness under the Borrower’s existing credit facilities (the “Existing Credit Facilities”) and to pay expenses and fees for the transaction. In addition, approximately $9.5 million of standby letters of credit issued under the Existing Credit Facilities have been rolled into and been deemed issued under the Revolver.

The Revolver is available for working capital, capital expenditures, permitted acquisitions and general corporate purposes of the Company and its subsidiaries. The maturity date of the Credit Facilities is April 18, 2019.

Loans under the Credit Facilities bear interest at per annum floating rates based upon, at the selection of the Borrower, either (1) a London Interbank Offered Rate (“LIBOR”) for the maturity period equal to the interest period selected by the Borrower for the applicable loan plus a spread of 1.50% to 2.25% or (2) a base rate (which generally equals the greatest of (x) the rate publicly announced by the Administrative Agent as its prime rate, (y) the federal funds rate plus 0.5% and (z) one-month LIBOR plus 1.0%) plus a spread of 0.50% to 1.25%. The applicable spread for LIBOR and base rate loans depends on the Company’s Consolidated Leverage Ratio, as calculated quarterly in accordance with the Credit Agreement. The Revolver carries an unused fee of 0.25% to 0.35% per annum and each standby letter of credit issued under the Revolver is subject to a letter of credit fee ranging from 1.50% to 2.25% per annum of the average daily maximum amount available to be drawn under the standby letter of credit, in each case, depending on the Company’s Consolidated Leverage Ratio, as calculated quarterly in accordance with the Credit Agreement.

There are no mandatory reductions in the Revolver. The Term Loan is subject to amortization of principal of 5.00% per year of the original Term Loan amount, payable in equal quarterly installments. The Credit Agreement requires the Borrower to make additional customary mandatory prepayments of the Credit Facilities with the proceeds of certain asset dispositions, extraordinary receipts and debt issuances. If the Company’s Consolidated Leverage Ratio equals or exceeds 3.00 to 1.00 as of the last day of a fiscal year, the Credit Agreement also requires the Borrower to make mandatory prepayments of the Credit Facilities within ninety days after the end of such fiscal year, commencing with the fiscal year ending December 31, 2014, in an amount equal to 50% of the Excess Cash Flow for that fiscal year, less any voluntary prepayments made during the fiscal year of (1) the Term Loan or (2) the Revolver (to the extent any prepayment of the Revolver is accompanied by a permanent reduction in the amount of the Revolver).

The Credit Agreement contains various customary affirmative and negative covenants, including limitations on the ability of the Company to declare and pay dividends. It also contains quarterly financial covenants that require the Company and its subsidiaries:

(1)	not to exceed the maximum Consolidated Leverage Ratio (as calculated in accordance with the Credit Agreement), which is initially set at 4.00 to 1.00 but ultimately steps down to 3.50 to 1.00 beginning with the fiscal quarter ending June 30, 2016, and

(2)	to maintain a minimum Consolidated Interest Coverage Ratio (as calculated in accordance with the Credit Agreement) of 2.50 to 1.00.

The payment obligations under the Credit Agreement may be accelerated upon the occurrence of defined events of default.

The foregoing description of the Credit Agreement is a summary and does not contain all of the exceptions and qualifications that may apply. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the actual agreement, which the Company intends to file within the time period prescribed by the SEC rules and regulations. Unless the context otherwise indicates, capitalized terms used in this Item 1.01 without definition have the meanings given to them in the Credit Agreement.

Certain of the Lenders and the Administrative Agent and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for the Company and its subsidiaries for which services they have received, and may in the future receive, customary fees.

Item 1.02	Termination of a Material Definitive Agreement.

On April 18, 2014, the Company used the proceeds from the initial drawdown of the Credit Facilities to repay in full all outstanding indebtedness under the Existing Credit Facilities, which were governed by the Credit Agreement dated as of April 5, 2012 by and among the Company, as a guarantor, the Borrower, as borrower, certain subsidiaries of the Borrower, as guarantors, certain lenders from time to time party thereto and the Administrative Agent, as administrative agent for the lenders (as amended to date, the “Prior Credit Agreement”). The Prior Credit Agreement was terminated upon the repayment of the outstanding indebtedness thereunder.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMN HEALTHCARE SERVICES, INC.

Date: April 21, 2014	By:	/s/ Brian M. Scott
Brian M. Scott
Chief Financial Officer and Treasurer